[COMPOSITE GROUP OF FUNDS LOGO]


                                                               December 26, 1997



Dear Shareholder:

     You were recently sent proxy material. As of the date of this letter, we have not received your vote. If you have returned your proxy card in the last few days, thank you. If, in the holiday rush, you have not had time to sign, date and mail your proxy card, please do so today. (Please use the enclosed proxy card if you have misplaced the first one you were sent.) If you prefer, you can vote by telephone by calling our proxy solicitor, D.F. King & Co., Inc. at the toll-free number 800-949-2583.
You may also fax your vote at 212-269-2796.

     All of the proposals except for proposal one passed at the shareholder meeting on December 23, 1997. Proposal one provides for the reorganization of the Composite Funds as series of a Massachusetts business trust and requires a two-thirds vote of all shareholders rather than a simple majority. This organizational form is used by most mutual funds; we believe it will provide more flexibility and may reduce some costs.

     This change, if approved, will facilitate the consolidation of the Composite Funds with the Sierra family of funds. This will give you and other
Composite shareholders a much broader array of investment opportunities, including an international fund and several others. The larger fund complex should permit greater efficiencies and cost savings. Our fund headquarters will remain in Spokane, shareholder meetings will not be held in Massachusetts, and there will be no changes in the investment objectives for your fund.

     Your board of directors believes these changes are in the best interests of all shareholders and recommends that you vote FOR the proposals.

     Please help us avoid further solicitation costs by returning your vote today. And thank you for your cooperation.


                                   Sincerely,



                             /s/ William G. Papesh
                               William G. Papesh